Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seacoast Banking Corporation of Florida:

In connection with the preliminary prospectus supplement to be filed by Seacoast Banking Corporation of Florida and subsidiaries (the Company), we consent to the use of our report dated March 17, 2014, with respect to the consolidated statements of income, comprehensive income, cash flows, and shareholders’ equity for the year ended December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

February 14, 2017

Miami, Florida

Certified Public Accountants